Exhibit 10.4

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made by and between Precision BioSciences, Inc., a Delaware corporation having a place of business at 302 East Pettigrew Street, Dibrell Building, Suite A-100, Durham, NC 27701 (“Company”), and Dr. David Thomson, an individual having an address at [***] as of July 2, 2021 (the “Effective Date”).

The Company desires to retain the services of the Independent Contractor, and the Independent Contractor desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	ENGAGEMENT OF SERVICES.

The Company hereby engages the Independent Contractor, and the Independent Contractor accepts the engagement to provide the Company with such consulting, advisory and related services as may reasonably be requested by the Company from time to time (“Services”). All Services will be performed by Independent Contractor in a diligent and professional manner.

2.	COMPENSATION.

In consideration of the Services to be performed by the Independent Contractor under this Agreement, the Company will pay the Independent Contractor the flat rate of $400 per hour for time spent on mutually accepted Services, with a minimum payment for 20 hours of Services per month (the “Monthly Minimum Payment”), and payment at the $400 hourly rate for each hour in excess of the Monthly Minimum Payment. The Independent Contractor shall submit written, signed reports of the time spent performing Services, itemizing in reasonable detail the dates on which Services were performed, the number of hours spent on such dates and a brief description of the Services rendered. The Company shall pay the Independent Contractor the amounts due on a monthly basis pursuant to submitted reports, within 30 days of receipt thereof. Independent Contractor will also be entitled to continued vesting of any outstanding unvested stock options held by the Independent Contractor as of July 2, 2021 through October 2, 2021 and the right to exercise any vested stock options (after giving effect to the foregoing continued vesting) held by the Independent Contractor as of October 2, 2021 shall be extended until January 2, 2022, subject in all events to earlier termination of this Agreement pursuant to Section 10 hereof or in connection with a corporate transaction or event in accordance with the terms of such stock options.

3.	EXPENSES.

The Independent Contractor will be reimbursed for ordinary and necessary expenses incurred by the Independent Contractor in the performance of Services hereunder that have been expressly approved in advance by the Company (“Expenses”), provided that the Independent Contractor has furnished such documentation for authorized expenses as the Company may reasonably request. The Independent Contractor shall submit written documentation and receipts where available, itemizing the dates on which expenses are incurred. The Company shall pay the Independent Contractor the amounts due pursuant to submitted reports, within 30 days receipt thereof.

4.	OWNERSHIP OF INVENTIONS / WORK PRODUCT.
A.

The Independent Contractor agrees that any inventions, discoveries, improvements, processes, technology, know-how, software, designs, documentation, results, data, compilations of data and samples (whether or not patentable and whether or not reduced to practice) arising or made directly or indirectly by or on behalf of the Independent Contractor (solely or jointly with others) in the course of performance of Services under this Agreement or that are based on, derived from, or related to information received from the Company, and any and all patents and other intellectual property rights therein or issuing thereon (collectively, “Inventions”), shall be the property of the Company. The Independent Contractor further agrees that all works of authorship which are made by or on behalf of the Independent Contractor (solely or jointly with others) in the course of performance of Services under this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the 1976 Copyright Act as amended (title 17 of the United States Code) (“Works of Authorship”; and together with Inventions, “Work Product”). The Independent Contractor agrees to assign and hereby unconditionally and irrevocably assigns to the Company all right, title and interest in and to the Inventions and, to the extent such right, title and interest does not vest in the Company as “works made for hire”, all right, title and interest in and to the Works of Authorship. In order to permit the Company to claim rights to which it may be entitled under this Section 4 or applicable laws, and to ensure that there is no conflict with any business or activities of the Company, all inventions, discoveries, improvements, processes, technology, know-how, software, designs, documentation, results, data, compilations of data and samples (whether or not patentable and whether or not reduced to practice) and all works of authorship which the Independent Contractor may conceive or make (solely or jointly with others) during the term of this Agreement and during the six months following the termination of this Agreement and related to the Services performed under this Agreement shall be promptly disclosed to the Company in confidence.

B.

Whenever requested by the Company, the Independent Contractor shall execute patent applications and copyright registrations and such other documents considered necessary by the Company or its counsel to apply for and obtain letters patent and copyright registrations in the United States, foreign countries, or both, as the Company may deem advisable, or to otherwise protect the Work Product for the benefit of the Company coming within the Company’s rights as provided for in Section 4.A. The Independent Contractor shall also make such assignments and execute such other instruments as may be necessary to convey to the Company the ownership and exclusive right in and to the Work Product and all related intellectual property rights. The Company shall bear all of the documented expenses incurred by the Independent Contractor in connection with the obtaining of such rights. The Independent Contractor further agrees to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any such patent or copyright or other intellectual property claims or any litigation or other proceeding involving any Work Product in any country of the world, but all time and documented expenses thereof shall be paid by the Company. The foregoing covenant and the rights of the Company under this Section 4 include, without limitation, any improvements of properties, rights, systems, inventions, works of authorship and the like presently held by the Company or any affiliate thereof.

C.

If Independent Contractor has any rights in or to any Work Product that cannot be assigned to Company under applicable law, then Independent Contractor agrees to grant and hereby unconditionally and irrevocably grants to Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to make, have made, sell, offer for sale, use, import, reproduce, create derivative works of, distribute, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such rights without any duty to report or provide any accounting for such exploitation, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Independent Contractor has any rights in or to Work Product that cannot be assigned or licensed to Company under applicable law, then Independent Contractor agrees to waive and hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company and its affiliates, licensees, successors and assigns with respect to such rights.

D.

In the event that any deliverable under this Agreement incorporates or requires for its use intellectual property rights of the Independent Contractor, the Independent Contractor agrees to grant and hereby grants to Company a worldwide, perpetual, irrevocable, fully paid, royalty-free, non- exclusive license, with rights to sublicense through multiple levels of sublicenses, under such intellectual property rights to use and otherwise exploit all such deliverables for any purpose.

5.	REPRESENTATIONS AND WARRANTIES.

The Independent Contractor represents and warrants that the Independent Contractor has the right and unrestricted ability to enter this Agreement and to perform all of its obligations contained herein. Without limiting the foregoing, the Independent Contractor represents and warrants that it has the right to assign the entire right, title and interest in and to the Work Product to the Company pursuant to Section 4.

6.	NO DEBARMENT.

The Independent Contractor represents and warrants that neither Independent Contractor nor any of its employees nor any other person engaged by it to perform the Services:

A.

Is presently debarred, disqualified or convicted for a crime for which a person or entity can be debarred under the Generic Drug Enforcement Act of 1992 (21USC335a) or under any similar law or regulation of any country (collectively, the “Acts”);

B.

Is presently indicted or otherwise criminally or civilly charged by any government entity with commission of the kinds of conduct for which a person or entity can be debarred or disqualified   under the Acts;

C.	Will employ or otherwise engage any individual who has been (i) debarred or disqualified or

(ii) convicted of a crime for which a person or entity can be debarred or disqualified under the Acts, in any capacity in connection with the Services.

The Independent Contractor shall immediately notify the Company if it becomes aware of any circumstances that may cause the foregoing representation and warranty to become untrue, including if the Independent Contractor or any such other person comes under investigation by any governmental agency for debarment or disqualification or is debarred or disqualified.

7.	INDEPENDENT CONTRACTOR RELATIONSHIP.

The Independent Contractor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The Independent Contractor shall not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing, or retirement benefits, except as expressly stated in this Agreement. The Independent Contractor is not authorized to make any representation, contract, or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by an executive officer of the Company. The Independent Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Independent Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold for the payment of any social security, federal, state, or any other employee payroll taxes payable with respect to the Independent Contractor. The Company will, as applicable, regularly report amounts paid to the Independent Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

8.	CONFIDENTIAL INFORMATION.
A.

The Independent Contractor agrees to hold all Confidential Information in strict confidence, not to disclose Confidential Information to any third parties, and shall use the Confidential Information solely for performing the Independent Contractor’s obligations under this Agreement. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to the Independent Contractor that is not generally known in the Company’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the research, development, use, and distribution of technologies and products made or developed by the Company; (b) trade secrets, drawings, inventions, know-how, methods, materials, grants, grant proposals, collaborative work, partners, employees, and software programs; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements; (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates; and (f) all Work Product. Confidential Information also includes proprietary or confidential information of any third party that may disclose such information to the Company or the Independent Contractor in the course of the Company’s business. The Independent Contractor’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that the Independent Contractor can document (i) was in the public domain at the time it was communicated to the Independent Contractor by the Company; (ii) entered the public domain through no fault of the Independent Contractor, subsequent to the time it was communicated to the Independent Contractor by the Company; (iii) was in the Independent Contractor’s possession free of any obligation of confidence at the time it was communicated to the Independent Contractor by the Company; or (iv) was rightfully communicated to the Independent Contractor by a third party free of any obligation of confidence subsequent to the time it was communicated to the Independent Contractor by the Company. In addition, the Independent Contractor may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law, provided that the Independent Contractor provides reasonable notice to the Company such that the Company can pursue its rights in seeking protection of such information. All Confidential Information furnished to the Independent Contractor by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company at any time, the Independent Contractor agrees to promptly deliver to the Company the originals and any copies of such Confidential Information.

B.

The Independent Contractor represents that its performance of the terms of the Agreement does not and will not conflict with the terms of any agreement to keep in confidence proprietary information and trade secrets acquired in confidence or in trust prior to his/her advisory relationship with the Company or to refrain from competing, directly or indirectly, with the business of any other person or entity. The Independent Contractor will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any third party.

C.

The Independent Contractor recognizes that Company may have confidential information from third parties which is subject to a duty on Company’s part to maintain such information in confidence and, in some cases to use it only for certain purposes. Independent Contractor agrees that they owe Company and such third party, both during the term of this Agreement and thereafter, a duty to hold all such confidential information in strict confidence and not to disclose it to any person, firm, or entity or use such information for the benefit of anyone other than Company or such third party.

9.	NO CONFLICT OF INTEREST.

The Independent Contractor represents that he/she has the right and authority to enter into this Agreement and by doing such will not be in breach of any existing agreements. The Independent Contractor will not accept work, enter into a contract, or accept an obligation from any third party that is inconsistent with the Independent Contractor’s obligations under this Agreement.

10.	TERM AND TERMINATION.
A.

TERM: The term of this Agreement shall commence as of the Effective Date and end on October 2, 2021, unless this Agreement is earlier terminated as provided below. The Independent Contractor’s obligation of confidentiality with respect to any particular item of Confidential Information obtained under this Agreement shall continue, notwithstanding the termination or expiration of this Agreement, until the Confidential Information falls into one of the categories listed in clauses (ii) and (iv) of Section 8.A.

B.

TERMINATION BY COMPANY: The Company may terminate this Agreement at any time, with or without cause, and without prejudice to any right or remedy it may have due to any failure of the Independent Contractor to perform its obligations under this Agreement, including failure to perform Services in a diligent and professional manner, upon thirty (30) days written notice of termination to the Independent Contractor. In the event that the Company terminates the Independent Contractor’s services hereunder, the Company shall (i) promptly pay the Independent Contractor all monies due through the date of notice of termination and (ii) pay the Independent Contractor for non-cancellable Expenses incurred hereunder prior to the date of notice of termination.

C.	TERMINATION BY INDEPENDENT CONTRACTOR: The Independent Contractor may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice of termination to the Company.

D.

EFFECT OF TERMINATION; SURVIVAL: Upon notice of termination pursuant to Section 10.B or 10.C, unless otherwise requested in writing by the Company with respect to the thirty (30) day termination notice period, the Independent Contractor shall stop all work under this Agreement and incur no further expenses hereunder. If the Independent Contractor performs additional Services or incurs additional Expenses at the Company’s written request in such thirty (30) day period, the Company shall pay the Independent Contractor for such Services and reimburse the Independent Contractor for such Expenses in accordance with Sections 2 and 3. The rights and obligations contained in Sections 4 (“Ownership of Inventions / Work Product”), 5 (“Representations and Warranties”), 8 (“Confidential Information”), 9 (“No Conflict of Interest”), 11 (“Indemnification”), 14 (“Governing Law”) 17 (“Injunctive Relief for Breach”) and 18 (“Release”) shall survive any termination or expiration of this Agreement.

11.	INDEMNIFICATION

The Independent Contractor shall indemnify and hold the Company harmless from all claims, losses, damages, expenses, fees (including reasonable attorneys’ fees), costs and judgments that may be asserted against or incurred by the Company that result from the acts or omissions of the Independent Contractor and its agents.

The Company shall indemnify and hold the Independent Contractor harmless from all claims, losses, damages, expenses, fees (including reasonable attorneys’ fees), costs and judgments that may be asserted against or incurred by the Independent Contractor that result from the acts or omissions of the Company and its agents. (As explained in Paragraph 7, the Independent Contractor is not an agent of the Company.)

12.	SUCCESSORS AND ASSIGNS.

The Independent Contractor may not subcontract or otherwise delegate its obligations under this Agreement or assign this Agreement without the Company’s prior written consent, and any attempt without such consent shall be null and void. This Agreement will be for the benefit of the Company’s successors and assigns, and subject to the foregoing sentence, will be binding on the Independent Contractor’s assignees.

13.	NOTICES.

Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally;

(i)by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

14.	GOVERNING LAW.

This Agreement shall be governed by and constructed in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. The state courts located in Wake County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina, shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of such courts and service of process being affected by registered mail sent to the address set forth at the beginning of this Agreement.

15.	SEVERABILITY.

Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

16.	WAIVER.

The waiver by the Company of a breach of any provision of this Agreement by the Independent Contractor shall not operate or be construed as a waiver of any other or subsequent breach by the Independent Contractor.

17.	INJUNCTIVE RELIEF FOR BREACH.

The Independent Contractor’s obligations under this Agreement are of a unique character that gives them particular value; breach or any threatened breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

18.

RELEASE. In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF EMPLOYEE AND EMPLOYEE’S ASSIGNS, HEIRS, AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS, AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT, AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES, AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, EMPLOYEE MAY HAVE OR CLAIM TO HAVE RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES, OR AFFILIATES OR EMPLOYEE’S SEPARATION THEREFROM arising before the execution of this Agreement. The release of claims set forth in this paragraph does not apply to: (i) claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, or to (ii) claims for vested retirement benefits, or (iii) claims based on acts that take place after this Agreement is signed.

19.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by the Independent Contractor for the Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing. This Agreement and any related amendments may be executed and delivered by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

[signature page follows on the next page]

[Signature Page to Consulting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Precision BioSciences, Inc.	Independent Contractor

/s/ Matthew R. Kane	/s/ David Thomson

By: Matthew R. Kane	By: David Thomson

Title: CEO	Title: Independent Contractor